Exhibit 99.1

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Prices $350 Million of

8.875% Senior Secured Notes due 2017

FAIRPORT, N.Y. – June 18, 2009 – PAETEC Holding Corp. (NASDAQ GS: PAET) announced today that it has priced $350 million aggregate principal amount of its 8.875% Senior Secured Notes due 2017 in a private offering to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933 (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act.

The net proceeds from the offering will be used to repay loans outstanding under PAETEC’s existing senior secured term loan credit facility.

The closing of the offering is expected to occur on or about June 29, 2009, subject to the satisfaction of customary closing conditions.

The senior notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Media Contact Chris Muller PAETEC (585) 340-8218 chris.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com